Exhibit 99.1

DPW Holdings Announces Closing of Previously Announced Ault & Company, Inc. Agreement to Acquire a 19.99% Ownership Position in Its Common Stock

Newport Beach, CA, January 16, 2020 -- DPW Holdings, Inc. (NYSE American: DPW) a diversified holding company (“DPW,” or the “Company”) announced that the NYSE American has authorized the application it previously submitted to the NYSE American related to the Ault & Company, Inc. securities purchase agreement which provides for its acquisition of up to a 19.99% ownership interest in the Company’s common stock at a price of $1.12 per share.

On December 23, 2019, DPW entered into a securities purchase agreement with Ault & Company, Inc. to purchase up to 19.99% of the Company’s common stock at a purchase price per share of $1.12, subject to the approval of the application therefor submitted to the NYSE American.

The application was authorized by the NYSE American on January 15, 2020. As a result, at the closing of the securities purchase agreement on January 15, 2020, Ault & Company, Inc. became the beneficial owner of 666,945 shares of Common Stock, or 19.99% of the common stock then outstanding.

Ault & Company, Inc., a Delaware corporation, is a private holding company controlled by Milton C. Ault, III, the Company’s Chief Executive Officer and Chairman of the Board of Directors.

The Company recommends that stockholders, investors and any other interested parties read the Company’s public filings and press releases available on its website at www.DPWHoldings.com under the Investor Relations section or available at www.sec.gov.

About DPW Holdings, Inc.

DPW Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly owned subsidiaries and strategic investments, the Company provides mission-critical products that support a diverse range of industries, including defense/aerospace, industrial, telecommunications, medical, crypto-mining, and textiles. In addition, the Company owns a select portfolio of commercial hospitality properties and extends credit to select entrepreneurial businesses through a licensed lending subsidiary. DPW’s headquarters are located at 201 Shipyard Way, Suite E, Newport Beach, CA 92663; www.DPWHoldings.com.

Forward-Looking Statements

This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.DPWHoldings.com.

Contacts:

IR@DPWHoldings.com or 1-888-753-2235